Exhibit 99.1

Staffing 360 Solutions Announces Financial Results for Fiscal Q1 2017

Company Reports Revenue of $40.7 Million, Gross Profit of $7.3 Million, Net Loss of $3.5 Million and 46% Increase in Adjusted EBITDA to $1.0 Million

New York, NY – May 17, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, released its financial results today for its fiscal quarter ended April 1, 2017.

“We are pleased to report our first results after changing our fiscal year to approximate a calendar year-end,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “As mentioned in our pre-announcement last week, although this is seasonally our weakest quarter of the year, our gross profit and margin continued to improve, our SG&A overheads reduced and this led to continued growth in our Adjusted EBITDA with an increase of 46% compared to the same period last year.”

Summary of the Fiscal First Quarter Ended April 1, 2017

•	Revenue of $40.7 million, a 5.7% decrease from $43.2 million in Q1 2016. On a constant currency basis, the decrease was 3.4%;
•	Gross profit of $7.3 million, a 1.4% increase over $7.2 million in Q1 2016; On a constant currency basis, the gain was 4.4%;
•

Net loss attributable to common stock of $3.5 million compared to $2.8 million in Q1 2016. The current year includes non-cash accounting charges of $1.4 million associated with the amendment and subsequent pay off of convertible notes;

•	Adjusted EBITDA of $1.0 million, a 46% increase over $0.7 million in Q1 2016. Impact of currency was not significant.
•	Trailing Twelve Month Adjusted EBITDA of $5.3 million, a 57% increase over $3.4 million for the comparable trailing period.

* A table has been included in this press release reconciling Net loss to Adjusted EBITDA.

Mr. Flood continued, “Although we often see a dip in revenue in the winter months, this quarter also included four fewer working days than the same period of 2016 costing us $1.8 million, an exchange rate drop of $1.0 million and the reduction in demand from one of our largest clients costing us $0.8 million, offset by approximately $1.1 million of organic growth from our light industrial business.  Going forward, we have several new contracts that are expected to ramp up in mid-Summer that we anticipate will have an important impact on the second half of the year. By generating improvements of margins and metrics like Adjusted EBITDA in flat and down quarters, we expect to see even more improvements to Adjusted EBITDA as sales begin to accelerate throughout the rest of 2017.”

The Company encourages investors to review its Form 10-Q for the fiscal quarter ended April 1, 2017 for additional information regarding the Company’s results of operations, liquidity, reviewed financial statements and other pertinent information.

“In addition to our improvements in efficiencies and Adjusted EBITDA, this has been a significant quarter from a capital raising perspective,” stated David Faiman, Chief Financial Officer.  “As we continue to realize economies of scale, we have raised over $9 million since January 1, 2017 to position ourselves for further growth. We have also improved debt ratios with the improvements of our Adjusted EBITDA.  We are currently reporting $5.3 million of trailing twelve month Adjusted EBITDA compared to $9.2 million of net debt, resulting in a 1.7x leverage ratio, compared to 2.4x last year.”

Other Highlights of the Fiscal First Quarter and Subsequent Events

•

Completed the Company’s Annual Shareholder Meeting, which was held on January 26, 2017.  Not only was this significant because it was the first Annual Shareholder Meeting since uplisting to Nasdaq, it also included voting proposals necessary for the milestone financings we closed over the following months.

•

Successfully closed over $9.0 million of financing with Jackson Investment Group, LLC, since the beginning of January, that has given the Company the opportunity to refinance debt, support operations with working capital and position Staffing 360 to continue its high-growth strategy.

•

Received a buy-out offer from Jackson Investment Group, LLC with an offer to purchase all of the shares of Staffing 360 Solutions at $1.10 per share.  As mentioned in the formal response, we respectfully declined the offer, as we don’t believe that the valuation was in the best interest of the Company and its shareholders.

•

Staffing 360’s board of directors has decided to hold a Special Meeting of Stockholders.  In addition to the proposal for the change in domicile to Delaware, the meeting will also include new proposals relating to Jackson Investment Group potentially owning more than 20% of the Company’s common stock, and approval of other potential financings, which we believe will be beneficial for the Company as we continue to grow and secure more capital in 2017.  The Special Meeting of Stockholders is scheduled for June 15, 2017 at 10:00 am Eastern.

“Staffing 360 Solutions has had some major developments this quarter and we look forward to discussing them in more detail on our earnings conference call,” said Matt Briand, President and Chief Executive Officer.  “With our recent funding from Jackson Investment Group, as well as the improving efficiency of our cost base, we believe we are in a strong position for future growth.  We encourage investors to dial into our conference call and download our Earnings Call Presentation from our website, which will be the first time we have provided a presentation for investors to follow during the course of our call, and we anticipate this will be a supplemental component of our calls going forward.”

Earnings Conference Call

Staffing 360 Solutions will host its earnings conference call on Wednesday, May 17, 2017 at 9:00 am Eastern Time to discuss the Company’s financial results for the period ended April 1, 2017, as well as its latest developments. The conference call will include a Q&A session where investors will have the opportunity to ask questions of management.

The teleconference can be accessed by dialing 877.407.0778 within the United States, 800.756.3429 within the UK, or 201.689.8565 internationally.  Please dial in 10 minutes prior to the beginning of the call. There will be a playback of the teleconference available until June 16, 2017.  To listen to the playback, dial 877.481.4010 within the United States or 919.882.2331 internationally and use replay ID number: 10391.

The conference call will be simultaneously webcast and available at:

http://www.investorcalendar.com/event/175949

In addition, the Company is releasing an Earnings Call Presentation to be followed during the conference call, which is available for download from the Company’s website at:

http://www.staffing360solutions.com/res.html

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. These statements may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $300 million, due to  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional target acquisitions, to successfully integrate any newly acquired companies, to organically grow its business, to successfully defend any potential future litigation, changes in local or national economic conditions, the Company’s ability to comply with its contractual covenants, including in respect of its debt,  as well as various additional risks, many of which are unknown at this time and generally out of the Company’s control, and which are detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Additional Information for Stockholders

In connection with our proposed change in domicile from Nevada to Delaware, the issuance of shares to Jackson Investment Group and the potential future issuance of shares in an equity offering, Staffing 360 Solutions, Inc. has filed a definitive proxy statement and other materials with the SEC. In addition, we may also file other relevant documents with the SEC regarding these proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by Staffing 360 Solutions, Inc., at our website, www.staffing360solutions.com, or at the SEC’s website, www.sec.gov.  The proxy statement(s) and other relevant documents may also be obtained for free from Staffing 360 Solutions, Inc. by writing to Staffing 360 Solutions, Inc., 641 Lexington Avenue, 27th Floor, New York, NY 10022 Attention: Investor Relations.

Participants in the Solicitation

Staffing 360 Solutions, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters discussed above. Information about our directors and executive officers is set forth in our transition report on Form 10-K/T, as amended, for the transition period ended December 31, 2016, which was filed with the SEC on April 12, 2017. This document can be obtained from the sources indicated above. Information regarding the ownership of our directors and executive officers in our shares of common stock, restricted stock and options is included in our SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at

www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

+1.646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(All Amounts in Thousands)

	April 1,	December 31,
	2017	2016
	(Unaudited)

ASSETS

Assets
Current Assets	$ 20,963	$ 23,537
Non-Current Assets	29,319	30,420
Total Assets	$ 50,282	$ 53,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities	$ 33,861	$ 38,628
Non-Current Liabilities	8,390	7,051
Total Liabilities	42,251	45,679

Series D Preferred Stock	407	612

Total Stockholders’ Equity	7,624	7,666
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$ 50,282	$ 53,957

Staffing 360 Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(All Amounts in Thousands)

	For the Period	For the Period
	January 1, 2017 to	December 27, 2015 to
	April 1,	March 26,
	2017	2016
	(Unaudited)	(Unaudited)

Revenue	$ 40,712	$ 43,160

Cost of Revenue	33,386	35,934

Gross Profit	7,326	7,226

Operating Expenses	8,387	8,369

Loss from Operations	(1,061)	(1,143)

Other Expenses	(2,387)	(1,278)

Loss Before Provision for Income Tax	(3,448)	(2,421)

Provision for Income Taxes	(5)	(301)

Net Loss	$ (3,453)	$ (2,722)

Net Loss Attributable to Non-Controlling Interest	-	42
Dividends – Series A Preferred Stock	(50)	(50)

Net Loss Attributable to Common Stock	$ (3,503)	$ (2,814)

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Loss Attributable to Common Stock to Adjusted EBITDA
(All Amounts in Thousands)

	For the Period	For the Period
	January 1, 2017 to	December 27, 2015 to
	April 1,	March 26,
	2017	2016
	(Unaudited)	(Unaudited)

Net Loss Attributable to Common Stock	$ (3,503)	$ (2,814)

Adjustments:
Interest Expense	$ 502	$ 600
Provision for Income Taxes	5	301
Depreciation and Amortization *	1,279	1,495
EBITDA	(1,717)	(418)

Acquisition, Capital Raising and Other Non-Recurring Expenses	757	350
Other Non-Cash Charges	582	666
Debt Extinguishment Costs	1,368	-
Restructuring Charges	-	5
Modification Expense	5	31
Dividends – Series A Preferred Stock	50	50
Other Income / (Expense)	(7)	(14)
Net Income Attributable to Non- Controlling Interest	-	42
Adjusted EBITDA	$ 1,038	$ 712

Trailing Twelve Months (TTM) Adjusted EBITDA	$ 5,339	$ 3,392

* Includes amortization included within Other Expenses.